                            Deposit Guaranty Corp.
                      Computation of Net Income Per Share
                                 June 30, 1995




                                                  Three Months Ended          Six Months Ended
                                                       June 30,                   June 30,
                                                  ------------------          ----------------
                                                     Primary and                Primary and
                                                    Fully Diluted              Fully Diluted
                                                  ------------------          ----------------
Computation of weighted average
 shared outstanding:

 Common stock outstanding,
 beginning balance                                    19,139,919                    17,578,052

 Common stock issued due
 to mergers                                                    0                     2,063,265

 Common stock issued due to
 exercise of options                                       3,722                        11,147
 Shares purchased by
 the Company                                             (63,626)                     (464,928)
                                                     -----------                   -----------

 Weighted average shares
 outstanding                                          19,080,015                    19,187,536
                                                     ===========                   ===========


Computation of net income:

 Net income                                          $17,374,000                   $35,345,000
                                                     ===========                   ===========

Computation of net income per
 share:

 Net income divided by weighted
 average shares outstanding                          $       .91                   $      1.84
                                                     ===========                   ===========



Note: For the six-months ended June 30, 1995, additional weighted average shares outstanding for options under the Company's incentive stock plan were 162,931 and 163,443 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.